Exhibit 10.13

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Chris Andrews (“Employee”) and Kubient, Inc. (“Company”) with respect to Employee’s separation of employment with the Company.

WHEREAS, Employee has been employed by the Company subject to the terms of an Employment Agreement entered on or about June 17, 2019 (“Employment Agreement”), and the decision has been made to end Employee’s employment with the Company;

WHEREAS, Employee and the Company desire to resolve fully and finally all issues between them that might arise out of Employee’s employment with the Company, and Employee’s separation of employment with the Company;

THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, the adequacy of which in support of the terms of this Agreement the Employee acknowledges, Employee and the Company agree as follows:

1.         Employee’s employment with the Company will end on January 31, 2021 (“Separation Date”).

2.         Consideration.

The Company and Employee agree that after the Company receives the signed original of this Separation Agreement and General Release from Employee, then:

(a)        In addition to any other consideration due to Employee for accrued salary or vacation due with respect to service prior to the Separation Date, Employee shall receive six months of severance pay, totaling $90,000, less required payroll and withholding taxes and other legal deductions, to be paid to Employee in one lump sum following the Company’s receipt of this signed Agreement and the expiration of the seven day revocation period set forth in Section 15 below. The payment will be made in the event Employee signs and does not revoke this Agreement, and is contingent upon Employee’s continued compliance with the terms of this Agreement. Employee agrees that he would not be entitled to receive the above payments if not for him signing this Agreement, and that his failure to comply with this Agreement will result in him being required to return any and all payments received after such breach occurred in addition to being liable for any damages suffered by the Company, including but not limited to any attorneys’ fees it incurred in enforcing the Agreement.

(b)       Employee will also receive a lump sum payment of $9,211.86, which is the equivalent of the cost of six months’ COBRA continuation healthcare coverage for which Employee will then have the sole responsibility to maintain and pay.

(c)        Employee acknowledges that the consideration set forth above is more than Employee is otherwise entitled to receive from the Company regarding his employment with the Company, and that he has received any and all other employment compensation owed to him under any applicable laws, the Employment Agreement, or any other agreement with the Company, including but not limited to any salary, commissions, severance payments, bonuses, or equity incentive awards, and that he shall not be entitled to any other benefits, compensation, or severance payments at any time after the Separation Date. Employee shall not be eligible for any benefits of any kind provided by the Company after the Separation Date, including but not limited to any health, life, dental, or other insurance benefits.

3.         Complete Release

(a) In General: In exchange for the Company’s promises contained in this Agreement, Employee agrees irrevocably and unconditionally, completely and forever, to release, indemnify, and hold harmless any and all Released Parties from and against any and all Claims that he may now have or claim to have, or may in the future have or claim to have, against the Released Parties as set forth in this Section 3 arising out of his employment with the Company or the termination thereof. For avoidance of doubt, Employee is not releasing any of the Released Parties from or against any Claims related to or arising out of his personal investments in the Company, including his ownership of common stock and/or warrants.

(b) Released Parties: The Released Parties are the Company and all of its related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, independent contractors, vendors, consultants officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit plans and programs (and the trustees, administrators, fiduciaries, and insurers of such plans and programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection.

(c) Claims Released: Employee understands and agrees that he is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (the “Claims”) against the Company or any other Released Party arising out of his employment with the Company or the termination thereof, with the only exceptions being that he is not releasing any claim that relates to: (i) his right to enforce this Agreement; (ii) his right, if any, to claim government-provided unemployment benefits; (iii) any rights as an officer of the Company to defense and/or indemnity in connection with liability claims of third parties; or (iv) any rights or claims that may arise or accrue after he signs this Agreement. Employee further understands that the Claims he is releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but by no means limited to:

Anti-discrimination statutes, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Employee Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Employee Order 11246, which prohibit discrimination or harassment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination.

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and state laws which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, prohibiting wrongful or retaliatory discharge, otherwise restricting an employer’s right to terminate employees, or otherwise regulating employment; and any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith. The term “laws” shall include judicial decisions or administrative law rulings.

Tort and Contract Claims, such as claims for wrongful or retaliatory discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to Employee’s employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that the Company has breached the Employment Agreement; (iii) Claims that in any way relate to the design or administration of any employee benefit program; (iv) Claims that Employee has irrevocable or vested rights to severance payments or similar benefits or to post-employment health or group insurance benefits; or (v) any Claims to attorneys’ fees or other indemnities.

(d) Unknown Claims: Employee understands that he is releasing Claims that he may not know about. That is Employee’s knowing and voluntary intent, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Agreement. Nevertheless, Employee is assuming the risk of having made a poor decision, and he agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims. Employee understands the significance of doing so.

4.       Non-Solicitation

Employee agrees that as additional consideration for the Company’s promises in this Agreement, Employee, for a period of one year following the Separation Date, shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of, or consultant to, or independent contractor providing services to the Company or its subsidiaries to leave the employ of, or consultancy to, or service to the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee, independent contractor or consultant thereof, (ii) hire any person who was an employee of, consultant to, or independent contractor furnishing services to the Company or its subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place without the written consent of a Company officer; or (iii) call on, solicit any customer, client, supplier, licensee, licensor, consultant, contractor or other person, firm or entity having a business relationship with the Company or its respective subsidiaries in order to induce or attempt to induce such person to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, client, supplier, licensee, licensor, consultant, independent contractor or other business person or entity and the Company or its subsidiaries (including, without limitation, making any negative statements or communications about the Company or its subsidiaries)

5.       Non-Disparagement

Company and Employee mutually promise and agree that neither has made nor will make any statement, whether orally, in writing, or through any means or medium whatsoever, that could reasonably be construed as disparaging or denigrating the other party or, as applicable, that party’s products, services, independent contractors or employees, or any Released Party, including but not limited to any comment to a customer/client or prospective customer/client of the Company that disparages or denigrates the other party or its/his performance present, future or historic, products, services, or employees. Employee shall not under any circumstances make any negative statement, whether orally, in writing, or through any means or medium whatsoever, regarding the Company’s then current or former internal operations, policies, management, officers, Board of Directors, employees, employment relationships, or financial or business condition.

6.       Employment Reference.

In response to any requests for a reference concerning Employee by a prospective employer or other person or entity authorized by Employee to request such information, Company agrees to provide a neutral reference that includes only the position Employee held and the dates of employment.

7.       Cooperation

Employee agrees to cooperate with the Company at its request in any subsequent litigation or business matters. If such cooperation is necessary, Employee will be compensated by the Company for his participation in such matters, at a reasonable amount agreeable to both parties. Additionally, until the Separation Date, Employee agrees to assist Company in any matters associated with the transition of his duties and obligations, as requested by Company, without additional compensation.

8.       Additional Promises

Employee represents and agrees that he: (1) has thoroughly considered all aspects of this Agreement; (2) has carefully read and fully understands all of the provisions of this Agreement; (3) has been advised to consult an attorney of his choice before signing the Agreement; and (4) is voluntarily entering into this Agreement. Employee further understands that the Company is relying on this and all other representations he has made in this Agreement.

9.       Successors and Assigns

This Separation Agreement and General Release is and will be binding on the parties, their heirs, administrators, representatives, executors, successors and assigns, and will benefit the parties, and their heirs and assigns.

10.     Governing Law

This Separation Agreement and General Release will, in all respects, be interpreted, enforced and governed under the laws of New York. The language of all parts of this Separation Agreement and General Release will, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any party.

11.       Jurisdiction

The parties agree to submit to the personal jurisdiction of the federal or state courts governing New York, New York, which will be the exclusive jurisdiction for any disputes arising from this Agreement.

12.     Severability

If any part of this Separation Agreement and General Release were to be declared or determined by any Court to be illegal or invalid, the validity of the remaining parts will not be affected by such a determination, and the part determined to be illegal or invalid will be considered removed from this Separation Agreement and General Release. The parties agree that such Court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties with respect to the invalid or unenforceable term or provision.

13.       Entire Agreement

This Separation Agreement and General Release describes the entire agreement between Employee and the Company on the subjects covered herein, and it completely supersedes any and all prior agreements or understandings between Employee and the Company on any subject covered by this Agreement.

14.       Consultation with Attorney

Employee understands and acknowledges that he has been advised to consult, and has had the opportunity to consult, an attorney prior to signing this Separation Agreement and General Release. However, Employee recognizes that whether to do so is solely Employee’s decision. The Company will reimburse Employee up to $2,500 to cover any attorneys’ fees he may incur to review this Agreement.

15.       Review and Revocation

Employee acknowledges and understands that he has twenty-one (21) days to review and consider this Agreement before signing it. No discussions about, or changes to, this Agreement will restart the running of said twenty-one day period. Employee understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing and that he may revoke this Agreement within seven (7) days of signing it. Revocation can be made by delivering a written notice of revocation to Paul Roberts. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and the parties will not receive the benefits described herein nor shall the parties be bound by any representations, releases or agreements made herein.

Signatures on following page

PLEASE READ THIS AGREEMENT CLOSELY, CONSIDER IT CAREFULLY, AND CONSULT AN ATTORNEY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

I UNDERSTAND AND AGREE TO ALL OF THE TERMS OF THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE:

EMPLOYEE:

Chris Andrews	Date

FOR THE COMPANY:

Date